EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 27, 2007, relating to (1) the 2006 and 2005 financial statements and the retrospective adjustments to the 2004 financial statement disclosures of Bottling Group, LLC and subsidiaries and (2) the financial statement schedule for 2006 and 2005 of Bottling Group, LLC and subsidiaries appearing in the Annual Report on Form 10-K of Bottling Group, LLC and subsidiaries for the year ended December 30, 2006 (which reports express unqualified opinions and which report on the 2006 and 2005 financial statements includes explanatory paragraphs referring to the Company’s adoption of Statements of Financial Accounting Standards No. 123(R), “Share-Based Payment,” and No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R),” related to the requirement to recognize the funded status of a benefit plan).
/s/ Deloitte & Touche LLP
New York, New York
May 2, 2007